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                                                                     EXHIBIT 23C


                         CONSENT OF INDEPENDENT AUDITORS




Board of Directors
Bassett Furniture Industries, Incorporated
Bassett, Virginia

We consent to incorporation by reference in the Registration Statements (Nos. 33-52405, 33-52407 and 333-60327) on Form S-8 of Bassett Furniture Industries, Incorporated and subsidiaries of our report dated November 25, 1998, relating to the balance sheets of International Home Furnishings Center Inc. as of October 31, 1998 and 1997, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended October 31, 1998, which report is incorporated by reference in the November 28, 1998 annual report on Form 10-K of Bassett Furniture Industries, Incorporated and subsidiaries.


                                                   DIXON ODOM PLLC


High Point, North Carolina
February 26, 1999